TerrAscend Reports Third Quarter 2025 Financial Results

Net Revenue of $65.1 million

Gross Profit Margin of 52.1% from continuing operations, up 110 basis points from 51.0% in the third quarter of 2024

Net Cash provided from continuing operations of $7.1 million and Free Cash Flow¹ of $4.9 million

13th consecutive quarter of positive Cash Flow from continuing operations and 9th consecutive quarter of positive Free Cash Flow¹

During the quarter, completed a $79 million non-dilutive refinancing of existing debt with an additional uncommitted term loan facility of up to $35 million for strategic M&A

TORONTO, November 6, 2025 - TerrAscend Corp. ("TerrAscend" or the "Company") (TSX: TSND) (OTCQX: TSNDF), a leading North American cannabis company, today reported its financial results for the third quarter ended September 30, 2025. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

The following financial measures are reported as results from continuing operations unless otherwise noted, due to the Company’s previously stated intention to sell all of its Michigan assets, which are reported as discontinued operations effective as of the second quarter ended June 30, 2025. All historical periods have been restated accordingly.

Third Quarter 2025 Financial Highlights

•
Net Revenue was $65.1 million, compared to $65.0 million in Q2 2025 and $65.2 million in Q3 2024.
•
Gross Profit Margin was 52.1%, compared to 51.1% in Q2 2025 and 51.0% in Q3 2024.
•
GAAP Net Loss from continuing operations was $9.9 million, compared to $6.4 million in Q2 2025 and $15.8 million in Q3 2024.
•
EBITDA from continuing operations¹ was $14.3 million, compared to $15.9 million in Q2 2025 and $9.7 million in Q3 2024.
•
Adjusted EBITDA from continuing operations¹ was $17.0 million, compared to $16.0 million in Q2 2025 and $16.9 million in Q3 2024.
•
Adjusted EBITDA Margin from continuing operations¹ was 26.1%, compared to 24.6% in Q2 2025 and 25.9% in Q3 2024.
•
Net Cash provided from continuing operations was $7.1 million, after net tax payments of $5 million during the quarter, compared to $7.3 million in Q2 2025 and $6.1 million in Q3 2024.
•
Free Cash Flow¹ was $4.9 million, compared to $5.0 million in Q2 2025 and $6.1 million in Q3 2024.

“I’m pleased to report that both gross margins and Adjusted EBITDA margins improved meaningfully in the third quarter of 2025, marking another quarter of steady progress. This represents our 13th consecutive quarter of positive cash flow from continuing operations and our 9th consecutive quarter of positive free cash flow. Revenue from continuing operations remained stable year-over-year, supported by consistent performance across our key Northeast markets of New Jersey, Maryland, and Pennsylvania. In New Jersey, we maintained our leadership position, according to BDSA, and in Pennsylvania, four of our six stores ranked among the top ten statewide. In Maryland, our success story continues with a 14.8% increase in revenue year-over-year and gross margin in the high 50’s,” said Jason Wild, Executive Chairman of TerrAscend.

“Since announcing our decision to exit the Michigan market, we have made significant progress and remain on track to complete these divestitures by year-end. At the same time, we continue to evaluate strategic opportunities through a disciplined M&A approach. Our fundamentals are improving, our balance sheet remains strong with increased cash and no material debt maturities for several years, and we are well-positioned to benefit from potential state and federal regulatory developments,” concluded Mr. Wild.

Financial Summary Q3 2025 and Comparative Periods

(in millions of U.S. Dollars)	Q3 2025	Q2 2025	Q3 2024
Revenue, net	65.1	65.0	65.2
Quarter-over-Quarter increase	0.1%
Year-over-Year decrease	-0.1%

Gross profit	33.9	33.2	33.2
Gross profit margin	52.1%	51.1%	51.0%

General & Administrative expenses	21.3	21.0	24.7
Share-based compensation expense (included in G&A expenses above)	1.4	0.8	4.3
G&A as a % of revenue, net	32.8%	32.3%	37.9%

Net loss from continuing operations	(9.9)	(6.4)	(15.8)

EBITDA from continuing operations[1]	14.3	15.9	9.7

Adjusted EBITDA from continuing operations[1]	17.0	16.0	16.9
Adjusted EBITDA Margin from continuing operations[1]	26.1%	24.6%	25.9%

Net cash provided by operations - continuing operations	7.1	7.3	6.1

Free Cash Flow[1]	4.9	5.0	6.1

Third Quarter 2025 Business and Operational Highlights

•
During the quarter, completed a $79 million non-dilutive refinancing of existing debt with an additional uncommitted term loan facility of up to $35 million for strategic M&A.
•
Achieved 13th consecutive quarter of positive cash flow from continuing operations and 9th consecutive quarter of positive free cash flow.
•
Maintained leadership position in New Jersey2.
•
Apothecarium store in Phillipsburg is the #1 store in New Jersey out of nearly 250 licensed dispensaries3.
•
Kind Tree and Legend brands consistently remained in the top 10 brands across New Jersey, even as the number of brands in market has doubled to more than 200 in the past year2.
•
With the launch of new preroll assortment in New Jersey, category sales increased by 32% and improved share and rank quarter-over-quarter2.
•
Kind Tree Cherry Slushee is TerrAscend’s bestseller in New Jersey, ranking #8 out of over 3,000 flower products sold in Q32.
•
In Maryland, the Cumberland and Salisbury Apothecarium locations are top 5 dispensaries in the state3.
•
Four of six Apothecarium stores rank in the top 10 across the state of Pennsylvania3.
•
The Board of Directors authorized the Company to renew and replenish its normal course issuer bid to repurchase up to $10 million US dollars of the company’s common shares from time to time over a 12- month period.
•
Announced decision to exit the Michigan market, with plans to divest substantially all Michigan assets including dispensaries and cultivation/processing facilities by the end of 2025 and use the net proceeds to pay down existing debt.

1. EBITDA from continuing operations, Adjusted EBITDA from continuing operations, Adjusted EBITDA margin from continuing operations, and Free Cash Flow are non-GAAP measures defined in the section titled “Definition and Reconciliation of Non-GAAP Measures” below and reconciled to the most directly comparable GAAP measure at the end of this release.

2. Source: BDSA

3. Source: LIT Alerts

Third Quarter 2025 Financial Results

Net revenue for the third quarter of 2025 was $65.1 million, compared to $65.0 million for the second quarter of 2025 and $65.2 million for the third quarter of 2024, which was in line with the expectations communicated on last quarter’s earnings conference call. Retail revenue increased 3.4% year-over-year and 0.7% sequentially. Wholesale revenue declined 6.7% year-over-year and 1.1% sequentially.

Gross profit margin from continuing operations for the third quarter of 2025 improved to 52.1%, as compared to 51.1% for the second quarter of 2025 and 51.0% for the third quarter of 2024.

G&A expenses for the third quarter of 2025 were $21.3 million and 32.8% of revenue, compared to $21.0 million and 32.3% of revenue in the second quarter of 2025 and $24.7 million and 37.9% of revenue in the third quarter of 2024.

GAAP Net Loss from continuing operations for the third quarter of 2025 was $9.9 million, compared to a net loss of $6.4 million in the second quarter of 2025 and a net loss of $15.8 million in the third quarter of 2024.

Adjusted EBITDA from continuing operations was $17.0 million for the third quarter of 2025, or 26.1% of revenue, compared to Adjusted EBITDA from continuing operations of $16.0 million for the second quarter of 2025, or 24.6% of revenue, and $16.9 million, or 25.9% of revenue for the third quarter of 2024.

Balance Sheet and Cash Flow

Cash and cash equivalents were $36.6 million as of September 30, 2025. Net cash provided by continuing operations in the third quarter of 2025 was $7.1 million, after net tax payments of $5 million during the quarter.

This represents the Company’s thirteenth consecutive quarter of positive cash flow from continuing operations. Capex spending was $2.2 million in the third quarter, mainly related to expansions at the Maryland and New Jersey facilities. Free cash flow was $4.9 million in the third quarter of 2025, representing the ninth consecutive quarter of positive free cash flow.

During the third quarter, the Company closed on an upsized senior secured syndicated term loan of $79 million, the majority of which was used to retire existing indebtedness, with the remainder designated for future growth initiatives. As part of this transaction, the Company executed an additional uncommitted term loan facility in an aggregate principal amount of up to $35 million for future M&A.

As of September 30, 2025, there were approximately 382 million basic shares of the Company issued and outstanding, including 307 million common shares, 11 million preferred shares as converted, and 63 million exchangeable shares. Additionally, there were 23 million warrants and options outstanding at a weighted average price of $3.71.

Conference Call Details

TerrAscend will host a conference call today, November 6, 2025, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Executive Officer, and Alisa Campbell, Interim Chief Financial Officer, will host the call starting at 8:30 a.m. Eastern time. A question-and-answer session will follow management's presentation.

Date:	Thursday, November 6, 2025
Time:	8:30 a.m. Eastern Time
Webcast:	https://app.webinar.net/6dvVkb2k4bz
Dial-in Number:	1-888-510-2154
Replay:	1-289-819-1450 or 1-888-660-6345 Available until 12:00 midnight Eastern Time on November 20, 2025 Replay Entry Code: 73897#

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including operations in Pennsylvania, New Jersey, Maryland, Ohio, and California through TerrAscend Growth Corp. and retail operations in Canada. TerrAscend operates The Apothecarium and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including The Apothecarium, Cookies, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations with respect to its business outlook, financial profile, and operational efficiencies; its market opportunities, growth prospects in new and existing markets, and M&A strategy; the expected benefits of, and the Company’s ability to execute on, its exit plans in Michigan; and the Company’s expectation of future availability of funds under the uncommitted term loan of up to $35 million. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 6, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates: (i) Free cash flow from net cash provided by operating activities from continuing operations less capital expenditures for property and equipment, which management believes is an important measurement of the Company's ability to generate additional cash from its business operations, and (ii) EBITDA from continuing operations and Adjusted EBITDA from continuing operations as net loss, adjusted to exclude provision for income taxes, finance expenses, depreciation and amortization, share-based compensation, loss on extinguishment of debt, (gain) loss from revaluation of contingent consideration, unrealized and realized (gain) loss on investments, unrealized and realized foreign exchange (gain) loss, loss (gain) on fair value of derivative liabilities, impairment of property and equipment and right of use assets, gain on lease termination, and certain other items, which management believes is not reflective of the ongoing operations and performance of the Company. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For more information regarding TerrAscend:

Ziad Ghanem
Chief Executive Officer
IR@terrascend.com
689-345-4114

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254

TerrAscend Corp.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$36,516	$26,381
Restricted cash	110	606
Accounts receivable, net	17,116	20,224
Investments	991	1,727
Inventory	33,942	39,672
Prepaid expenses and other current assets	4,962	5,123
Assets from discontinued operations, current	25,728	83,155
Total current assets	119,365	176,888
Non-current assets
Property and equipment, net	125,633	124,165
Deposits	168	168
Operating lease right of use assets	28,253	28,755
Intangible assets, net	171,559	169,604
Goodwill	109,770	106,929
Other non-current assets	512	722
Total non-current assets	435,895	430,343
Total assets	$555,260	$607,231

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$35,993	$40,349
Deferred revenue	3,885	3,575
Convertible debt, current	10,355	—
Loans payable	572	6,761
Contingent consideration payable	179	3,121
Operating lease liability	1,236	1,322
Derivative liability	893	92
Corporate income tax payable	8,338	11,531
Liabilities from discontinued operations	14,856	24,298
Total current liabilities	76,307	91,049
Non-current liabilities
Loans payable	211,911	183,461
Operating lease liability	30,542	30,664
Derivative liability	—	451
Convertible debt, non-current	—	9,114
Deferred income tax liability	8,720	8,428
Contingent consideration payable	—	172
Liability on uncertain tax position	132,213	106,991
Other long term liabilities	86	85
Total non-current liabilities	383,472	339,366
Total liabilities	459,779	430,415
Commitments and contingencies
Shareholders' equity
Share capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 10,850 and 12,350 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 63,492,038 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Common shares, no par value, unlimited shares authorized; 306,967,397 and 293,232,131 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Treasury stock, no par value; nil and 129,500 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	958,927	952,463
Accumulated other comprehensive income	2,168	3,011
Accumulated deficit	(867,229)	(778,514)
Non-controlling interest	1,615	(144)
Total shareholders' equity	95,481	176,816
Total liabilities and shareholders' equity	$555,260	$607,231

TerrAscend Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue, net	$65,101	$65,161	$194,410	$201,632

Cost of sales	31,176	31,950	92,568	100,892

Gross profit	33,925	33,211	101,842	100,740

Operating expenses:
General and administrative	21,327	24,717	63,456	68,426
Amortization and depreciation	1,457	1,240	4,030	3,793
Impairment of property and equipment and right of use assets	—	—	—	2,438
Other operating income	—	—	—	(1,169)
Total operating expenses	22,784	25,957	67,486	73,488

Income from operations	11,141	7,254	34,356	27,252

Other expense (income)
Finance and other expenses	8,952	8,291	26,034	25,094
Unrealized and realized loss (gain) on investments	1	(14)	736	213
(Gain) loss from revaluation of contingent consideration	(1,171)	327	(825)	3,547
Loss on extinguishment of debt	1,432	2,096	1,432	2,096
Loss (gain) on fair value of derivative liabilities	723	(669)	347	(2,608)
Unrealized and realized foreign exchange loss (gain)	77	(214)	(530)	175
Income (loss) from continuing operations before provision for income taxes	1,127	(2,563)	7,162	(1,265)
Provision for income taxes	11,034	13,273	31,139	30,052
Net loss from continuing operations	$(9,907)	$(15,836)	$(23,977)	$(31,317)

Discontinued operations:
Loss from discontinued operations, net of tax	$(14,647)	$(5,583)	$(60,952)	$(11,191)
Net loss	$(24,554)	$(21,419)	$(84,929)	$(42,508)

Foreign currency translation adjustment	3	1,872	843	1,214
Comprehensive loss	$(24,557)	$(23,291)	$(85,772)	$(43,722)

Net loss from continuing operations attributable to:
Common and proportionate Shareholders of the Company	$(11,112)	$(17,565)	$(27,762)	$(37,193)
Non-controlling interests	$1,205	$1,729	3,785	$5,876

Comprehensive loss attributable to:
Common and proportionate Shareholders of the Company	$(25,762)	$(25,020)	$(89,557)	$(49,598)
Non-controlling interests	$1,205	$1,729	3,785	$5,876

Net loss per share - basic & diluted:
Continuing operations	$(0.04)	$(0.06)	$(0.09)	$(0.13)
Discontinued operations	(0.05)	(0.02)	(0.20)	(0.04)
Net loss per share - basic & diluted (1)	$(0.08)	$(0.08)	$(0.30)	$(0.17)
Weighted average number of outstanding common shares - basic & diluted	306,302,270	291,647,146	299,550,448	291,252,902

TerrAscend Corp.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Operating activities
Net loss from continuing operations	$(23,977)	$(31,317)
Adjustments to reconcile net loss to net cash provided by operating activities
Accretion expense	6,128	8,448
Depreciation of property and equipment and amortization of intangible assets	11,663	11,357
Amortization of operating right-of-use assets	1,208	1,163
Share-based compensation	3,659	7,720
Deferred income tax expense (benefit)	291	(986)
Loss (gain) on fair value of derivative liabilities	347	(2,608)
Unrealized and realized loss on investments	736	213
(Gain) loss from revaluation of contingent consideration	(825)	3,547
Provision for expected credit loss (recovery)	988	(1,136)
Loss on extinguishment of debt	1,432	2,096
Unrealized and realized foreign exchange (gain) loss	(530)	175
Impairment and other	(5)	1,270
Changes in operating assets and liabilities
Receivables	2,084	671
Inventory	6,056	1,005
Accounts payable and accrued liabilities	(5,336)	(3,187)
Income taxes payable and tax related liabilities	22,027	42,998
Prepaid expense and other current assets	49	(1,129)
Other assets and liabilities	(396)	(876)
Net cash provided by operating activities - continuing operations	25,599	39,424
Net cash used in operating activities - discontinued operations	(12,085)	(11,222)
Net cash provided by operating activities	13,514	28,202

Investing activities
Investment in property and equipment	(6,898)	(4,111)
Investment in note receivable, net of interest received	165	(1,523)
Investment in intangible assets	(726)	(115)
Cash portion of consideration paid in acquisitions, net of cash acquired	(5,128)	(250)
Net cash used in investing activities - continuing operations	(12,587)	(5,999)
Net cash used in investing activities - discontinued operations	(877)	(270)
Net cash used in investing activities	(13,464)	(6,269)

Financing activities
Proceeds from loan payable, net of transaction costs	78,944	129,382
Loan principal paid	(65,898)	(136,290)
Capital distributions paid to non-controlling interests	(2,046)	(4,433)
Payment for contingent consideration	(386)	—
Payments made for financing obligations and finance lease	—	(271)
Loan exit fee paid	(233)	(500)
Repurchases of common shares	(377)	(138)
Net cash provided by (used in) financing activities- continuing operations	10,004	(12,250)
Net cash used in financing activities- discontinued operations	—	(8,066)
Net cash provided by (used in) financing activities	10,004	(20,316)

Net increase in cash and cash equivalents and restricted cash during the period	10,054	1,617
Net effects of foreign exchange	(415)	278
Cash and cash equivalents and restricted cash, beginning of the period	26,987	25,347
Cash and cash equivalents and restricted cash, end of the period	$36,626	$27,242

TerrAscend Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

The table below reconciles net loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Net loss	(24,554)	(48,107)	(21,419)
Loss from discontinued operations	14,647	41,701	5,583
Loss from continued operations	(9,907)	(6,406)	(15,836)

Add (deduct) the impact of:
Provision for income taxes	11,034	9,598	13,273
Finance expenses	9,243	8,962	8,514
Amortization and depreciation	3,934	3,784	3,781
EBITDA	14,304	15,938	9,732
Add (deduct) the impact of:
Share-based compensation	1,366	779	4,275
Loss on extinguishment of debt	1,432	—	2,096
Loss (gain) on fair value of derivative liabilities	723	(279)	(669)
Unrealized and realized foreign exchange loss (gain)	77	(648)	(214)
Unrealized and realized loss (gain) on investments	1	(7)	(14)
(Gain) loss from revaluation of contingent consideration	(1,171)	(34)	327
Other one-time items	266	267	1,351
Adjusted EBITDA	$16,998	$16,016	$16,884
Adjusted EBITDA Margin	26.1%	24.6%	25.9%

The table below reconciles Net cash provided by operating activities to Free Cash Flow:

	For the Three Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024
Net cash provided by operating activities - continuing operations	$7,120	$7,300	$6,107
Capital expenditures for property and equipment	(2,248)	(2,292)	(17)
Free Cash Flow	$4,872	$5,008	$6,090